Filed pursuant to Rule 424(b)(7)
Registration No. 333-117229

Prospectus Supplement to

Prospectus dated October 7, 2004

HOST HOTELS & RESORTS, INC.

21,230,885 Shares of Common Stock

This prospectus supplement relates to 21,230,885 shares of our common stock that may be offered for resale by the persons or entities listed herein who may become stockholders of ours upon issuance of shares of common stock upon exchange of 3.25% Exchangeable Senior Debentures due April 15, 2024 of Host Hotels & Resorts, L.P. (of which we are the sole general partner and in which we own approximately 98% of the partnership interests). Host Hotels & Resorts, L.P. issued the debentures in a private offering on March 16, 2004. This prospectus supplement also relates to an indeterminate number of additional shares of our common stock that may be issued from time to time upon exchange of the debentures as a result of exchange rate adjustments under the terms of the debentures.

The selling stockholders named in this prospectus supplement, or in supplements hereto, may sell all or a portion of the common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholders may offer the common stock from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution” in the prospectus dated October 7, 2004 for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On August 24, 2010, the last reported sale price of our common stock was $13.10 per share.

Our principal executive offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 2 of the prospectus dated October 7, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement August 25, 2010.

SELLING STOCKHOLDERS

The table below supplements or amends the table of stockholders contained on pages 33 through 34 of the Prospectus dated October 7, 2004. Where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus. Currently there is outstanding $325,000,000 aggregate principal amount of Host Hotels & Resorts, L.P. debentures. We may issue the offered shares of common stock to the selling stockholders if, and to the extent, that they exchange their debentures for shares of common stock. The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering for resale.

The exchange rate on the debentures is subject to adjustment in certain events. Accordingly, the number of shares of common stock issuable upon the exchange of the debentures may increase or decrease from time to time.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their debentures or common stock since the date as of which such information was provided to us. The percentage ownership data is based on 662,784,044 shares of our common stock issued and outstanding as of August 13, 2010.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before August 24, 2010. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered for Resale (2)(3)	Percentage of Common Stock Outstanding (4)
Absolute Strategies Fund - Forum Funds Trust	195,977	195,977	*
Advent Global Active Extension Fund	26,130	26,130	*
Advent Global Phoenix Convertible Fund	43,899	43,899	*
Alabama Children’s Hospital Foundation	6,533	6,533	*
Alcon Laboratories	28,482	28,482	*
Altma Fund SICAV P.I.C. in respect of Advent Convertible Arbitrage Sub-Fund (INOCAP)	15,874	15,874	*
ATSF - Transamerica Convertible Securities	424,618	424,618	*
Aventis Pension Master Trust	20,904	20,904	*
AVK (Advent Claymore) Fund	114,320	114,320	*
Bank of America Pension Trust †	352,759	352,759	*
Barclays Global Investors Diversified Alpha Plus Funds †	50,301	50,301	*
Barnet Partners Ltd.	911,948	911,948	*
Basso Holdings Ltd.	262,479	262,479	*
Bear Stearns †	195,977	195,977	*
BMW-Suzuka Annapurna	71,205	71,205	*
BNP Paribas Equity Strategies, SNC †	243,535	243,535	*
Boilermakers - Blacksmith Pension Trust	71,858	71,858	*
British Virgin Islands Social Security Board	16,070	16,070	*
Calamos Growth & Income Fund - Calamos Investment Trust	3,919,548	3,919,548	*
Calamos Growth & Income Portfolio - Calamos Advisors Trust	27,437	27,437	*
Calamos Strategic Total Return Fund	284,167	284,167	*
California Health Care Foundation	58,009	58,009	*
CC	228,640	228,640	*
CEMEX Pension Plan	10,779	10,779	*
CGNU Life Fund	81,657	81,657	*
Citigroup Global Markets Inc. †	669,589	669,589	*
Citigroup Pension Plan †	16,331	16,331	*
City of Knoxville Pension System	11,105	11,105	*
CNH	32,663	32,663	*
Commercial Union Life Fund	101,255	101,255	*
Convertible Securities Fund	5,226	5,226	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	204,274	204,274	*
Credit Suisse Securities (USA) LLC †	163,315	163,315	*
CSS, L.L.C.	130,652	130,652	*
D.E. Shaw/Valence Portfolios, L.L.C.	2,972,324	2,972,324	*
Deep Rocks & Co.	248,238	248,238	*
Delta Airlines Master Trust	92,436	92,436	*
Delta Pilots Disability and Survivorship Trust	14,698	14,698	*
DKR SoundShore Strategic Holding Fund Ltd.	130,652	130,652	*
Domestic & Foreign Missionary Society DFMS	8,166	8,166	*
Dorinco Reinsurance Company	65,326	65,326	*
Ellington Overseas Partners, Ltd	653,258	653,258	*
Equity Overlay Fund	222,108	222,108	*
Florida Power & Light	132,089	132,089	*
Forest Fulcrum Fund LP	46,773	46,773	*
Forest Global Convertible Fund, Ltd., Class A-5	541,355	541,355	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	19,402	19,402	*
FrontPoint	195,977	195,977	*
Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	195,977	195,977	*
Georgetown University	3,854	3,854	*
GMIMCO Trust	195,977	195,977	*
Goldman Sachs & Co. †	412,990	412,990	*
Grace	293,966	293,966	*
Grady Hospital Foundation	12,347	12,347	*
Guggenheim Portfolio Company XXXI, LLC	435,070	435,070	*
HBK Master Fund L.P.	602,043	602,043	*
HFR CA Global Opportunity Master Trust	143,259	143,259	*
HFR CA Opportunity Master Trust	20,904	20,904	*
HFR CA Select Fund	65,326	65,326	*
HFR RVA Combined Master Trust	219,625	219,625	*
HFR RVA Select Performance Master Trust	60,426	60,426	*
HighBridge Convertible Arbitrage Master Fund LP	78,391	78,391	*
HighBridge International LLC	672,856	672,856	*
Hollowbattle	119,873	119,873	*
IDEX - Transamerica Convertible Securities Fund	261,303	261,303	*
Independence Blue Cross	61,602	61,602	*
Institutional Benchmark Series Ltd.	39,653	39,653	*
Institutional Benchmarks	130,652	130,652	*
Institutional c/o Quattro	44,095	44,095	*
J.P. Morgan Securities Inc. †	139,536	139,536	*
Jefferies & Company, Inc.	15,678	15,678	*
JMG Capital Partners, LP	130,652	130,652	*
JMG Triton Offshore, Ltd.	130,652	130,652	*
John Deere Pension Trust	280,901	280,901	*
KBC Convertibles MAC28 Limited	195,977	195,977	*
KBC Diversified Fund	391,955	391,955	*
KBC Financial Products USA Inc.	947,224	947,224	*
Knoxville Utilities Board Retirement System	10,779	10,779	*
Lazard Asset Management	97,989	97,989	*
LDG	10,256	10,256	*
Lexington	2,286	2,286	*
LLT Limited	34,427	34,427	*
Louisiana CCRF	21,558	21,558	*
Lyxor/Convertible Arbitrage Fund Limited	41,678	41,678	*
Lyxor/Forest Fund Limited	935,988	935,988	*
Lyxor/Mohican Convertible Arbitrage Fund Limited	261,303	261,303	*
Lyxor/Zola	16,331	16,331	*
MABSTOA	13,588	13,588	*
Macomb County Employees’ Retirement System	24,497	24,497	*
McMahan	65,326	65,326	*
Melody	52,261	52,261	*
MFS Total Return Fund A Series of MFS Series Trust IV	248,238	248,238	*
MFS V	378,890	378,890	*
Mohican VCA Master Fund Ltd.	228,640	228,640	*
Morgan Stanley Convertible Securities Trust †	163,315	163,315	*
Nations Convertible Securities Fund	1,113,152	1,113,152	*
New York City Employees Retirement System	123,074	123,074	*
New York City Fire Department Pension Fund	32,206	32,206	*
New York City MTA	33,839	33,839	*
New York City Police Pension Fund	66,306	66,306	*
New York City Teachers’ Retirement System	14,110	14,110	*
Northern Income Equity Fund	32,663	32,663	*
Norwich Union Life & Pensions	143,717	143,717	*
Oakwood Assurance Company Ltd.	2,286	2,286	*
Oakwood Healthcare Inc. Pension	12,151	12,151	*
Oakwood Healthcare Inc. - OHP	653	653	*
Oakwood Healthcare Inc. Endowment / A&D	327	327	*
Oakwood Healthcare Inc. Funded Depreciation	3,266	3,266	*
Oakwood Healthcare Inc. Professional Liability	523	523	*
Oakwood Healthcare Inc. Working Capital	1,633	1,633	*
Occidental Petroleum Corporation	33,969	33,969	*
Old Lane Cayman Master Fund LP	451,532	451,532	*
Old Lane HMA Master Fund LP	155,083	155,083	*
Old Lane U.S. Master Fund LP	389,603	389,603	*
Oppenheimer Convertible Securities Fund	326,629	326,629	*
Oyster Global Convertibles	65,326	65,326	*
Partners Group Alternative Strategies PCC Limited Gold Zeta Delta	22,668	22,668	*
Peoples Benefit Life Insurance Company Teamsters	1,616,814	1,616,814	*
PIMCO Convertible Fund	24,497	24,497	*
Polaris Vega Fund L.P.	264,569	264,569	*
Port Authority of Allegheny County Consolidated Trust Fund	3,593	3,593	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	19,598	19,598	*
Pro-Mutual	78,718	78,718	*
Redbourn Partners Ltd	163,315	163,315	*
Redbrick Capital Master Fund, LTD	653,258	653,258	*
Retail Clerks Pension Trust I	182,912	182,912	*
Retail Clerks Pension Trust II	225,374	225,374	*
Rhythm Fund, Ltd.	391,955	391,955	*
RMF Umbrella SICAV	1,633	1,633	*
S.A.C Arbitrage Fund, LLC	1,237,205	1,237,205	*
S.A.C. Capital Associates, LLC	285,203	261,303	*
San Diego	195,977	195,977	*
San Francisco City & County ERS	99,948	99,948	*
SCI Endowment Care Common Trust Fund - Regions Bank	6,533	6,533	*
SCI Endowment Care Common Trust Fund - SunTrust Bank	3,593	3,593	*
SCI Endowment Care Common Trust Fund - US Bank, N.A.	1,633	1,633	*
Seattle City Employee Retirement System	1,633	1,633	*
SG Americas Securities, LLC	332,835	332,835	*
Singlehedge US Convertible Arbitrage Fund	64,607	64,607	*
Sphinx Convertible Arbitrage SPC	41,939	41,939	*
Sphinx Fund	6,990	6,990	*
St. Albans Partners Ltd.	522,606	522,606	*
St. Paul Travelers Companies, Inc. - Commercial Lines	55,592	55,592	*
State of Alaska	46,577	46,577	*
State of Maryland	13,065	13,065	*
Stonebridge Life Insurance	65,326	65,326	*
Sturgeon Limited	50,170	50,170	*
Sunrise Partners Limited Partnership	714,703	552,003	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of ING Investors Trust	825,718	825,718	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of Penn Series Funds, Inc.	369,744	369,744	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of T. Rowe Price Capital Appreciation Fund, Inc.	2,005,502	2,005,502	*
Tamalpais Asset Management	489,944	489,944	*
TD Securities (USA) LLC	326,629	326,629	*
Teachers’ Retirement System for the City of New York	86,099	86,099	*
Teachers’ Retirement System of the City of New York	121,506	121,506	*
The Advent Convertible Arbitrage Fund, Cayman Fund II	123,074	123,074	*
The Advent Convertible Arbitrage Master Fund	367,850	367,850	*
The City University of New York	3,266	3,266	*
The Cockrell Foundation	5,553	5,553	*
The Dow Chemical Company Employees’ Retirement Plan	111,054	111,054	*
The LCM Convertible Securities Fund	114,320	114,320	*
The Police & Fire Retirement System of the City of Detroit	33,120	33,120	*
Thrivent Financial for Lutherans	228,640	228,640	*
Transamerica Accidental Life	65,326	65,326	*
Transamerica Life Insurance and Annuities Corp	391,955	391,955	*
Trustmark Insurance Company	30,768	30,768	*
UBS Securities LLC †	1,306,516	1,306,516	*
Union Carbide Retirement Account	32,663	32,663	*
Union Pacific Master Retirement Trust	130,652	130,652	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	5,879	5,879	*
Univar USA Inc.	26,130	26,130	*
US Bank FBO Essentia Health System	16,005	16,005	*
Van Kampen Harbor Fund	215,575	215,575	*
Whitebox Convertible Arbitrage Beta Master Fund L.P.	393,588	393,588	*
Whitebox Convertible Arbitrage Partners L.P.	4,126,108	4,126,108	*
Xavex Convertible Arbitrage 4 Fund	11,563	11,563	*
Xavex Convertible Arbitrage 7 Fund	29,397	29,397	*
Yield Strategies Fund I, L.P.	790,442	790,442	*
Yield Strategies Fund II, L.P.	496,476	496,476	*
Zola	16,331	16,331	*
Zurich c/o TQA	21,166	21,166	*
Zurich Institutional Benchmarks Master Fund Ltd.	58,532	58,532	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (5)	—	—	*

Total (3)		46,838,011

†	We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our amended and restated credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our senior notes and equity securities.
*	Less than one percent of the common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon the exchange of debentures assuming an exchange rate of 65.3258 common shares for each $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The exchange rate is subject to adjustment pursuant to the terms of the debentures.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus.
(3)	Amounts are in excess of the total amount registered due to sales or transfers of debentures or common stock by selling stockholders since the date as of which information was provided to us.
(4)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 662,784,044 shares outstanding on August 13, 2010. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s debentures. However, we did not assume exchange of any of other holder’s debentures.
(5)	We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.

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